Calvetti Ferguson
Advising beyond Accounting

1201 Louisiana, Ste 800
Houston, TX 77002
Office: 713.957.2300
Fax: 713.895.9393
www.calvettiferguson.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to (a) the incorporation by reference into the Registration Statement of Form 10 of Nobilis Health Corp. (the "Company") to be filed on February 25, 2015 (the "Registration Statement") of our report, and all references thereto, dated February 25, 2015, with respect to the consolidated balance sheets, statements of operations, comprehensive income, changes in equity, and cash flows of the Company for the years ended December 31, 2013 and 2012, which appears in Item 13 to the Company's Form 10 filed with the United States Securities and Exchange Commission on February 25, 2015 and (b) all reference to our firm, in the form and context in which such references appear, in the Registration Statement.

Calvetti Ferguson

Houston, Texas

February 25, 2015